Exhibit 99.1

Contact Information:

Chris Hix

Director of Investor Relations

+1 (770) 495-5100

investor-relations@roperind.com

FOR IMMEDIATE RELEASE

ROPER INDUSTRIES ANNOUNCES FIRST QUARTER 2003 RESULTS

Strong Orders Support Significant Sequential Earnings Growth in Q2;

Management Focused on Capturing Benefits from New Operating Structure

Duluth, Georgia, February 26, 2003 ... Roper Industries, Inc. (NYSE: ROP) announced net earnings before discontinued operations (which consist of the Petrotech business unit) for its first fiscal quarter ended January 31, 2003 of $0.26 per share (diluted), and net earnings of $0.25 per share (diluted). In the first quarter of 2002, Roper reported a net loss of $0.36 per share (diluted) and earnings from continuing operations before a change in accounting principle of $0.46 per shared (diluted), including approximately $0.03 of benefit from other income that did not repeat in 2003.

The Company reported bookings of $149 million and net sales of $138 million during its first fiscal quarter of 2003. Excluding Gazprom bookings and net sales in the first quarter of 2002, bookings rose 11% and net sales increased 5% in the 2003 first quarter compared to the year-ago period. In the first quarter of 2002, bookings were $150 million and net sales were $147 million, including $15 million and $16 million, respectively, of Gazprom bookings and net sales.

The Company’s first quarter earnings are consistent with the expectations it provided on February 5, 2003, at which time it announced that first quarter net earnings would be impacted by delays in shipments to Gazprom, resulting from changes in the procurement process at the large Russian natural gas company.

“Although the new procurement process at Gazprom affected our first quarter, we are pleased to confirm that we have completed our negotiations with their officials, and commercial terms for the 2003 contract have been agreed upon in principle,” said Mr. Brian Jellison, President and Chief Executive Officer. “Subject to execution of a definitive agreement, we expect Gazprom to begin issuing purchase orders in the second quarter. Assuming that happens, our forecasted net sales to this customer will be in-line with our plans for the year.”

Earlier this month, Roper announced a new, market-focused operating segment structure designed to better serve its customers and capture significant internal and external synergies. Mr. Jellison commented, “Our existing business managers have responded well to the new structure, teaming up with our experienced segment leaders to develop operational improvement initiatives intended to drive our top-line and bottom-line performance and ensure our businesses are best positioned in the current economic environment. We currently expect that these initiatives could generate as much as the identified $15 million in annualized cost savings.” Highlights of the activities underway in the segments include:

•	In the Energy Systems & Controls segment, the acquisition of Zetec late last year provided new growth opportunities and synergistic benefits. As a result, the Company plans to consolidate some of its segment production processes later in this year. Also, as our new operating segment structure clarified where synergies could be realized, it became evident that Petrotech was not appropriate for the Roper portfolio, and the business is now being sold. As a result, Petrotech is now reflected as discontinued operations in the Company’s financial statements.

•	Among the cost reduction efforts being made in the Industrial Technology segment is the opening of a production facility in Shanghai, China, which should yield cost savings starting in the third quarter. In addition, the collaboration of sourcing among segment brand centers is expected to produce additional cost savings starting in the second quarter.

•	In the Instrumentation segment, the Integrated Designs and Acton Research business units, two strong brands serving primarily semiconductor customers, are being integrated to create market and cost advantages. The integration is expected to be completed in the third quarter. In addition, the integration of Qualitek, acquired late in 2002, into the Uson business unit has been accelerated, and will also be completed in the third quarter. We also expect to realize manufacturing cost savings later this year as Struers moves into its new facility near Copenhagen.

•	In the Scientific & Industrial Imaging segment, Roper’s new motion imaging systems began shipping in February 2003. This marks the successful completion of a year-long comprehensive development effort, the result of which is an advanced, industry-leading solution for customers. Also, the Imaging Alliance™, which is uniting Roper’s imaging brands to create greater customer value, resulted in Media Cybernetics recently displacing competitors’ software in many of Roper Scientific’s imaging systems. To maximize synergies in technology and operations, the Company has included its Gatan business unit in this segment. The Company is also evaluating the consolidation of some of its production processes to lower its cost structure and better serve customers.

Outlook for 2003 Second Quarter and Full Year

The Company expects earnings from continuing operations in the next three quarters to be between $1.85 and $2.00 per share, resulting in 2003 full year earnings from continuing operations of $2.11 to $2.26 per share. Mr. Jellison commented, “Given the difficulty in knowing the exact timing of net sales to Gazprom, it is difficult to establish specific quarterly earnings guidance. However, based on our solid first quarter bookings, anticipated seasonal benefits in some of our business units, and expected net sales to Gazprom, the Company expects second quarter earnings from continuing operations to be in the range of $0.52 to $0.57 per share.”

Results by Segment

Energy Systems & Controls segment first quarter net sales of $25 million included a strong contribution from the 2002 acquisition of Zetec and higher shipments of control systems, but were off 7% from the prior year quarter due to the contract delays with Gazprom. The Company expects significantly higher segment net sales and bookings in this segment as Gazprom activity resumes in the second quarter. Bookings in the quarter of $23 million were 13% lower than the prior year quarter. Segment results exclude the operations of the Petrotech business unit, which is now classified as “discontinued operations” in the Company’s financial statements. Operating profit declined $4.4 million due primarily to the decline in sales to Gazprom.

Industrial Technology segment net sales were $37 million in the first quarter, or roughly flat with net sales in the year-ago period. Quarterly bookings of $40 million were 8% lower than the prior year period, but first quarter 2002 included annual blanket OEM orders that are being replaced with quarterly orders as well as a large order for a new application that was subsequently cancelled. First quarter operating profit increased slightly, reflecting the benefits of cost actions taken over the past four quarters.

Instrumentation segment first quarter net sales of $43 million were 5% lower than the same period in 2002 due to reduced sales to the semiconductor, telecom and oil refining markets, partly offset by currency exchange benefits. Bookings increased 3% on contributions from the 2002 acquisition of Qualitek and currency exchange benefits, partly offset by decreased orders from refining customers late in the first quarter. First quarter 2003 operating profit decreased $1.8 million compared with the same period last year as a result of lower net sales.

First quarter net sales of $33 million in the Scientific & Industrial Imaging segment were lower than net sales of $38 million in the year-ago first quarter, due mostly to the absence of motion imaging net sales. The decline in motion imaging net sales along with the development costs to produce the newly-released systems were the largest contributors to the $3.6 million decrease in operating profit. The Company expects significantly improving segment performance in the second quarter, primarily as a result of the release of its new motion imaging systems—as customers had largely deferred their purchases in favor of the anticipated new offering – and strong backlog for electron microscopy applications.

Conference Call to be Held at 8:00 AM Tomorrow

The Company will conduct a webcasted conference call at 8:00 AM EST on Thursday, February 27, 2003. To access the webcast, please visit the Company’s web site at www.roperind.com.

Additional information about Roper Industries, and registration for Company press releases via email, are also available on the Company’s website. Also available is historical financial data for the Company’s new operating segments.

Roper Industries is a diversified provider of engineered products and solutions for global niche markets.

# # #

The information provided in this news release, in Company filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended October 31, 2002, and in other press releases and public disclosures, contain forward-looking statements about the Company’s expected business outlook and future prospects. These forward-looking statements involve numerous risks and uncertainties that are beyond the Company’s ability to control or predict. There is no assurance that these and other risks and uncertainties will not have an adverse impact on the Company’s future operations, financial condition or financial results. The Company believes that these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are only predictions and are not guarantees of performance. Further, forward-looking statements speak only as of the date they are made, and the Company does not undertake an obligation to update publicly any forward-looking statements in light of new information or future events.

Roper Industries, Inc. and Subsidiaries

Condensed Consolidated Statements of Earnings (unaudited)

(Amounts in thousands, except per share data)

	Three months ended January 31,
	2003	2002
Net sales	$138,311	$146,517
Cost of sales	66,888	67,970

Gross profit	71,423	78,547

Selling, general and administrative expenses	55,554	53,607

Income from operations	15,869	24,940

Interest expense	4,456	4,631
Other income	571	1,963

Earnings from continuing operations before income taxes and change in accounting principle	11,984	22,272

Income taxes	3,626	7,575

Earnings from continuing operations before change in accounting principle	8,358	14,697
Loss from discontinued operations, net of tax benefit of $201 and $100, respectively	369	187

Earnings before change in accounting principle	7,989	14,510

Goodwill impairment, net of taxes of $11,130		25,970

Net Earnings/(Loss)	$7,989	$(11,460)

Earnings per share:
Basic:
Earnings from continuing operations before change in accounting principle	$0.26	$0.47
Loss from discontinued operations	$(0.01)	$—
Goodwill adjustment effective November 1, 2001		$(0.84)

Net Earnings/(Loss)	$0.25	$(0.37)

Diluted:
Earnings from continuing operations before change in accounting principle	$0.26	$0.46
Loss from discontinued operations	$(0.01)	$—
Goodwill adjustment effective November 1, 2001		$(0.82)

Net Earnings/(Loss)	$0.25	$(0.36)

Weighted average common and common equivalent shares outstanding:
Basic	31,363	30,987
Diluted	31,826	31,826

Roper Industries, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (unaudited)

(Amounts in thousands)

	January 31, 2003	October 31, 2002
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$14,756	$12,422
Accounts receivable	122,336	138,290
Inventories	95,299	88,313
Other current assets	4,254	5,224
Assets held for sale	4,772	4,578

Total current assets	241,417	248,827

PROPERTY, PLANT AND EQUIPMENT, NET	51,700	51,089

OTHER ASSETS:
Goodwill, net	471,481	459,233
Other intangible assets, net	38,008	37,032
Other assets	34,984	32,792

Total other assets	544,473	529,057

TOTAL ASSETS	$837,590	$828,973

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$29,067	$35,253
Accrued liabilities	50,533	65,153
Liabilities related to assets held for sale	2,566	1,698
Income taxes payable	10,395	7,618
Current portion of long-term debt	17,002	20,515

Total current liabilities	109,563	130,237

NONCURRENT LIABILITIES:
Long-term debt	318,123	311,590
Other liabilities	12,521	11,134

Total liabilities	440,207	452,961

STOCKHOLDERS' EQUITY:
Common stock	326	326
Additional paid-in capital	90,184	89,153
Retained earnings	310,237	304,995
Accumulated other comprehensive earnings	21,016	5,940
Treasury stock	(24,380)	(24,402)

Total stockholders' equity	397,383	376,012

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$837,590	$828,973

Roper Industries, Inc. and Subsidiaries

Selected Segment Financial Data (unaudited)

(Amounts in thousands and percents of net sales)

	Three months ended January 31,
	2003		2002
	Amount %		Amount %
Net sales:
Instrumentation	$43,338		$45,509
Industrial Technology	36,536		36,717
Energy Systems & Controls	25,001		26,736
Scientific & Industrial Imaging	33,436		37,555

Total	$138,311		$146,517

Gross profit:
Instrumentation	$25,168	58.1%	$27,613	60.7%
Industrial Technology	16,400	44.9%	16,293	44.4%
Energy Systems & Controls	12,436	49.7%	15,434	57.7%
Scientific & Industrial Imaging	17,419	52.1%	19,207	51.1%

Total	$71,423	51.6%	$78,547	53.6%

Operating profit*:
Instrumentation	$7,599	17.5%	$9,384	20.6%
Industrial Technology	6,945	19.0%	6,834	18.6%
Energy Systems & Controls	1,283	5.1%	5,658	21.2%
Scientific & Industrial Imaging	2,931	8.8%	6,500	17.3%

Total	$18,758	13.6%	$28,376	19.4%

Bookings:
Instrumentation	$42,844		$41,476
Industrial Technology	39,585		42,810
Energy Systems & Controls	22,968		26,436
Scientific & Industrial Imaging	44,015		39,163

Total	$149,412		$149,885

*	Operating profit is before unallocated corporate general and administrative expenses. Such expenses were $2,889 and $3,436 for the three months ended January 31, 2003 and 2002, respectively.

Roper Industries, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (unaudited)

(Amounts in thousands, except per share data)

	Three months ended January 31,
	2003	2002
Net earnings/(loss)	$7,989	$(11,460)
Depreciation	2,846	2,848
Amortization	1,018	1,178
Goodwill transitional impairment, net of tax		25,970
Other, net	(5,176)	(7,250)

Cash provided by operating activities	6,677	11,286
Business acquisitions, net of cash acquired	—	(7,747)
Capital expenditures	(2,357)	(1,912)
Other, net	(771)	(212)

Cash used by investing activities	(3,128)	(9,871)
Debt borrowings (payments), net	(879)	501
Dividends	(2,747)	(2,568)
Other, net	1,006	4,961

Cash provided (used) by financing activities	(2,620)	2,894
Effect of exchange rate changes on cash	1,405	(755)

Net Increase in cash and equivalents	2,334	3,554
Cash and equivalents, beginning of period	12,422	16,419

Cash and equivalents, end of period	$14,756	$19,973